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                                                                   EXHIBIT 10.24

                                PROMISSORY NOTE


$150,000.00                                             Garden Grove, California
                                                        July 13, 1998

     FOR VALUE RECEIVED, James Peterson ("Maker") promises to pay Linfinity Microelectronics Inc., a Delaware corporation (the "Company"), or order, the principal sum of One Hundred Fifty Thousand U.S. Dollars ($150,000.00).

     Principal on this note shall be due and payable on demand.

     Maker may at any time prepay, without penalty, all or any portion of the principal owing hereunder. If Maker files a petition in bankruptcy or is the subject of any proceeding under any bankruptcy or insolvency laws, then this Promissory Note shall be immediately due and payable.

     Neither the failure of the Company to promptly exercise any rights or remedies under this Promissory Note or with respect hereto, nor the failure of the Company to demand strict performance of any obligation of Maker hereunder shall constitute a waiver of any of the Company's rights or remedies. Maker waives presentment for payment, demand, protest and notice of protest for nonpayment of this Promissory Note. Maker agrees to pay all costs and expenses, including without limitation attorneys' fees, expended or incurred by the Company in connection with the enforcement of this Promissory Note and the collection of amounts due hereunder.

     This Promissory Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of California.


                                                "MAKER"

                                                /s/ James Peterson
                                                ----------------------------
                                                James Peterson